CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Daily Net Asset Value Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Daily Net Asset Value Trust Announces

Appointment of Dr. Robert Froehlich as Independent Director

New York, NY, December 4, 2012 ˗ American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company” or “ARC DNAV”) today announced the appointment of Dr. Robert J. Froehlich as a member of the board of directors of the Company.

Nicholas Schorsch, the Company’s Chairman and CEO noted, “I am delighted to welcome Dr. Bob to our board of directors. Dr. Bob brings significant expertise in United States and global economics, global currencies and financial markets, public policy and politics and United States and global demographic trends. Dr. Bob’s experience, enthusiasm and extensive competencies will contribute meaningfully to our board.”

Dr. Froehlich has over 35 years of experience in and around Wall Street. Froehlich began his professional career in the public sector in Ohio, where he also served as campaign finance chairman for Paul R. Leonard, the 58th lieutenant governor of Ohio. He then moved to the private sector, serving as a senior executive with Ernst & Whinney. Froehlich formerly served as the Vice Chairman of Deutsche Asset Management, the money management arm of Deutsche Bank. Before joining Kemper Funds, which became Scudder Investments after it was acquired by Scudder Stevens & Clark, and which is now DWS Investments after it was merged with Deutsche Asset Management, he was with Van Kampen Merritt, where he served as director of research until his appointment as chief investment strategist. While at Van Kampen, Froehlich was elected to three “All-American” Institutional Research Teams sponsored by Global Guarantee, The Bond Buyer and Ratings, Research and Review. Froehlich also formerly served on the Board of Trustees for the University of Dayton.

Dr. Froehlich has been a key note speaker on investing in 107 different countries and published five books. He received his Ph.D. from California Coast University in 1979, M.A. from Central Michigan in 1978, M.P.A. from the University of Dayton in 1976 and a B.A. from the University of Dayton in 1975. In 2008, he was awarded an Honorary Doctorate of Commercial Sciences from the Board of Trustees of Central Michigan University.

Dr. Froehlich commented on his appointment, “Throughout my career, I have long been an advocate that individuals have exposure to alternative asset classes. With real estate being the cornerstone of the alternative asset category, I am delighted to be a part of this dynamic organization bringing alternative investments from Wall Street to Main Street.”

Important Notice

ARC DNAV is a publicly registered, non-traded real estate investment program. Additional information about ARC DNAV can be found on its website at www.arcdailynav.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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